EXHIBIT 99.1


FIRST                                                                     FOR
FEDERAL                                                             IMMEDIATE
BANCSHARES                                                            RELEASE
1401 Highway 62-65 North
P. O. Box 550
Harrison, AR  72601                          FOR FURTHER INFORMATION CONTACT:
                                                Larry J. Brandt/President-CEO
                                                     Tommy Richardson/EVP-COO
                                                      Sherri Billings/EVP-CFO
                                                                 870-741-7641


                  FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                            ANNOUNCES EARNINGS

Harrison, Arkansas - July 30, 2003 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation's net income amounted to $1,887,000 or $0.74 basic earnings per share and $0.71 diluted earnings per share during the second quarter of 2003 compared to net income of $1,834,000 or $0.66 basic earnings per share and $0.64 diluted earnings per share during the second quarter of 2002. Earnings for the six months ended June 30, 2003 amounted to $3,871,000 or $1.52 basic earnings per share and $1.46 diluted earnings per share compared to earnings of $3,590,000 or $1.27 basic earnings per share and $1.23 diluted earnings per share for the same period ended June 30, 2002. Book value or stockholders' equity per share, at June 30, 2003, was $27.03.

Larry J. Brandt, President/CEO for the Corporation said, "I am pleased to announce another very good quarter for First Federal Bancshares of Arkansas. Diluted earnings per share is up 10.9% for the quarter ended June 30, 2003 and up 18.7% for the six months ended June 30, 2003 as compared to the same periods in 2002. We completed the move to the new Northtown Financial Center and corporate headquarters facility the first week in June, with the grand opening and dedication scheduled for Saturday, August 2nd. In addition, we have just opened our fourth office in Benton County, one of the fastest growing counties in Arkansas."

Total assets at June 30, 2003 amounted to $699.1 million, total liabilities were $627.0 million and stockholders' equity totaled $72.1 million or 10.3% of total assets. This compares with total assets of $679.9 million, total liabilities of $610.6 million and stockholders' equity of $69.3 million or 10.2% of total assets at December 31, 2002. At June 30, 2003 compared to December 31, 2002, cash and cash equivalents increased $52.9 million or 118.9%, investment securities held to maturity decreased $41.9 million or 36.6% and net loans receivable increased $3.8 million or 0.8%. At June 30, 2003, liabilities were $627.0 million compared to $610.6 million at December 31, 2002. The $16.4 million or 2.7% increase was primarily due to an increase of $4.0 million or 0.7% in deposits and an increase in Federal Home Loan Bank ("FHLB") of Dallas advances of $8.8 million or 22.9%. The funds

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                                                                 EXHIBIT 99.1


available from the proceeds of matured or called investment securities held to maturity and the increase in deposits and FHLB advances were temporarily invested in cash and cash equivalents and used to fund loan growth. Stockholders' equity increased during the six month period ended June 30, 2003 primarily due to net income in the amount of $3.9 million resulting from continued profitable operations as well as the issuance of 43,084 shares of treasury stock totaling $848,000 as a result of the exercise of stock options. Such increase was partially offset by the purchase of 67,500 shares of treasury stock totaling $1.8 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $854,000.

Non-performing assets, consisting of nonaccrual and restructured loans and repossessed assets, amounted to $9.4 million or 1.35% of total assets at June 30, 2003, compared to $7.3 million or 1.07% of total assets at December 31, 2002. At June 30, 2003, nonaccrual loans, restructured loans, and repossessed assets amounted to $4.5 million, $4.2 million, and $763,000, respectively, compared to $2.7 million, $4.2 million, and $361,000, respectively, at December 31, 2002. The increase in nonaccrual loans was primarily due to the recent nonaccrual status of three commercial or commercial real estate loans to unrelated borrowers totaling $1.3 million. The Bank does not expect to incur losses on these loans based on the estimated value of the collateral properties. The allowance for loan losses amounted to $1.7 million at June 30, 2003 or 0.33% of total loans. The allowance for loan losses amounted to $1.5 million at December 31, 2002 or 0.30% of total loans.

Net interest income, the primary component of net income, increased from $5.4 million and $10.6 million for the three and six months ended June 30, 2002, respectively, to $5.6 million and $11.3 million for the comparable periods in 2003. Net interest margin for the three months and six months ended
June 30, 2003 was 3.45% and 3.50%, respectively, compared to 3.35% and 3.28%, respectively, for the same periods in 2002.

The provision for loan losses decreased $237,000 to $136,000 for the three month period ended June 30, 2003 compared to $373,000 for the three month period ended June 30, 2002 and decreased $321,000 to $415,000 for the six month period ended June 30, 2003 compared to $736,000 for the six month period ended June 30, 2002.

Noninterest income increased $886,000 or 70.4% to $2.1 million for the three month period ended June 30, 2003 compared to $1.3 million for the three months ended June 30, 2002 and increased $1.1 million or 44.9% to $3.7 million for the six month period ended June 30, 2003 compared to $2.5 million for the six months ended June 30, 2002. The increase in noninterest income for the three months and six months ended June 30, 2003 compared to the three months and six months ended June 30, 2002 was primarily due to an increase in profit on sale of mortgage loans in the secondary market and the corresponding recognition of fees related to such loans and the appreciation in value recognized on the contribution of the office building formerly occupied by the Bank's lending operations.

Noninterest expenses increased $1.4 million or 39.9% between the 2002 and 2003 three month periods ended June 30 and increased $2.0 million or 29.2% between the 2002 and 2003 six month periods ended June 30. Such increases were primarily due to an increase in salaries and employee

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                                                                 EXHIBIT 99.1

benefits, net occupancy expense, and contributions. The increase in contributions is a result of the donation of the building discussed above.

During the second quarter of 2003, the Bank continued its expansion and modernization with the opening of the Northtown Financial Center, its new 40,000 square foot corporate headquarters. This full service facility features six state of the art drive-thru lanes and a 5,000 square foot conference and education center. The Bank also continued with its "You're Thinking/We're Thinking Campaign" with emphasis on services providing convenience including online banking, ATMs and telephone banking. For information on all the products and services we offer, visit us at www.ffbh.com or call our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com. The Bank, in its 69th year, conducts business from 16 offices in Northcentral and Northwest Arkansas.

                         Financial Tables Attached






















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                                                                 EXHIBIT 99.1





                  FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         (In thousands of dollars)


                                                    June 30,     December 31,
ASSETS                                               2003           2002
                                                  -----------   -------------
                                                  (Unaudited)

Cash and cash equivalents                         $   97,413     $  44,493
Investment securities held to maturity                72,585       114,471
Federal Home Loan Bank stock                           5,127         5,064
Loans receivable, net of allowances                  487,247       483,468
Accrued interest receivable                            3,884         4,380
Real estate acquired in settlement of loans, net         748           320
Office properties and equipment, net                  14,421        10,690
Prepaid expenses and other assets                     17,682        17,010
                                                    --------      --------

  TOTAL ASSETS                                      $699,107      $679,896
                                                    ========      ========





LIABILITIES AND STOCKHOLDERS' EQUITY



LIABILITIES:

Deposits                                            $572,777      $568,762
Federal Home Loan Bank advances                       47,459        38,610
Advance payments by borrowers for
  taxes and insurance                                    403           760
Other liabilities                                      6,346         2,498
                                                    --------      --------
  Total liabilities                                  626,985       610,630
TOTAL STOCKHOLDERS' EQUITY                            72,122        69,266
  TOTAL LIABILITIES AND                             --------      --------
    STOCKHOLDERS' EQUITY                            $699,107      $679,896
                                                    ========      ========


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                                                                 EXHIBIT 99.1


                  FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      AND RELATED SELECTED OPERATING DATA
             (In thousands of dollars, except earnings per share)



                         Three Months Ended June 30,   Six Months Ended June 30,
                                2003         2002         2003          2002
                            -----------  -----------    -----------  -----------
                            (Unaudited)  (Unaudited)    (Unaudited)  (Unaudited)
Interest income                $9,716      $11,142        $19,807      $22,346
Interest expense                4,118        5,708          8,506       11,754
                               ------      -------        -------      -------
Net interest income             5,598        5,434         11,301       10,592
Provision for loan losses         136          373            415          736
                               ------      -------        -------      -------
Net interest income after
  provision for loan losses     5,462        5,061         10,886        9,856
Noninterest income              2,145        1,259          3,688        2,546
Noninterest expenses            4,994        3,570          9,028        6,986
                               ------      -------        -------      -------
Income before income taxes      2,613        2,750          5,546        5,416
Income tax provision              726          916          1,675        1,826
                               ------      -------        -------      -------
Net income                     $1,887       $1,834         $3,871       $3,590
                               ======      =======        =======      =======


Earnings Per Share:
                                $0.74        $0.66          $1.52        $1.27
                                =====        =====          =====        =====
  Basic

  Diluted                       $0.71        $0.64          $1.46        $1.23
                                =====        =====          =====        =====






Selected Operating Data
(Annualized):
------------------------

Interest rate spread             3.32%        3.12%          3.36%        3.04%
Net interest margin              3.45%        3.35%          3.50%        3.28%
Return on average assets         1.09%        1.07%          1.12%        1.05%
Noninterest expenses to
  average assets                 2.87%        2.08%          2.62%        2.04%
Return on average equity        10.48%       10.26%         10.86%       10.00%




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